Exhibit 10.1

KINGDOM OF CAMBODIA

Nation  Religion  King

LAND SALE & PURCHASE AGREEMENT

This Land Sale & Purchase Agreement (“Agreement”) is made on this                day of             , 2010, by and between:

SELLER:

Mr. VAR Chhouda, a Cambodian citizen holding Cambodian Identification Card No. 010055664, issued on July 31, 2001, residing at No. 36Z, Phum 3, Sangkat Chroy Changvar, Khan Russey Keo, Phnom Penh, Cambodia; and

Mrs. ROEUNG Poau Youlen, a Cambodian citizen holding Cambodian Identification Card No. 010055665, issued on July 31, 2001, residing at No. 36Z, Phum 3, Sangkat Chroy Changvar, Khan Russey Keo, Phnom Penh, Cambodia, (Collectively the “Seller”); and

BUYER:

DREAMWORLD (TAKEO) HOLDING INVESTMENT HOLDING LIMITED, a limited liability company incorporated under the laws of the Kingdom of Cambodia on May 19, 2010, Registration No. Co.0989KH/2010, having its registered address at No. 7E Mao Tse Toung Boulevard, Sangkat Boeng Keng Kang 1, Khan Chamcarmon, Phnom Penh, Kingdom of Cambodia, represented by its authorized director Mr. CHUNG Yuk Man, a Chinese citizen, holding Chinese passport number H90130531 issued on March 6, 2002, residing at Flat B, 30/F, Tower 3, Tregunter, 14 Tregunter Path, Mid-levels, Hong Kong, (Respectively the “Buyer” and the “Representative of the Buyer”).

Seller and Buyer may herein be individually referred to as “Party” or collectively as the “Parties”.

Recitals

WHEREAS Seller is the owner of land, and any buildings or structures thereon, located at Phum Phsar, Phnom Din, Srok Kirivong, Takeo Province, Kingdom of Cambodia, which is currently registered under two (2) Certificates of Title issued on August 1st, 2003 by the Department of Land Management Urban Planning Construction and Cadastre, with Certificate of Title No. TK002863 (AIII0042) having a total flat land area of 26,235 (Twenty Six Thousand Two Hundred Thirty Five) square meters (the “First Land”), and with Certificate of Title No. TK002862 (AIII0041) having a total flat land area of 30,531 (Thirty Thousand Five Hundred and Thirty One) square meters (the “Second Land”), as fully identified by copies of the Certificates of Title attached hereto in Annex A.

WHEREAS Buyer intends to become the owner of the entire First Land, and a portion divided and split off from the Second Land which neighbors the First Land and has a flat land area of 3,765 (Three Thousand Seven Hundred and Sixty Five) square meters, as identified by a copy of map attached hereto as Annex B (the “Split Land”), such that the Buyer intends to become the owner land with a total flat land area of 30,000 (Thirty Thousand) contiguous square meters (the “Land”).

WHEREAS Seller wishes to sell the Land to Buyer and Buyer wishes to purchase the Land from Seller.

Agreement

1.             Purchase of the Land.  Buyer agrees to purchase from Seller and Seller agrees to sell the Land to Buyer in accordance with the provisions of this Agreement.

2.             Purchase Price and Terms of Payment.  The purchase price of the Land is US$1,760,000 (One Million Seven Hundred Sixty Thousand United States Dollars) on the basis that the size of the Land is 30,000 (Thirty Thousand) square meters (the “Purchase Price”). The Purchase Price includes any processing fees, any transfer tax, unused land tax and any other taxes or related fees for the transfer of the Land, which shall be borne solely by the Seller. The Purchase Price shall be paid to Seller as follows:

2.1           First Deposit.  The Buyer hereby acknowledges having already paid to the Seller a fully refundable deposit in the amount of US$350,000 (Three Hundred Fifty Thousand United States Dollars) on April 28, 2010 (the “First Deposit”) and the receipt of which is hereby acknowledged by the Seller.

2.2           Second deposit. Upon execution of this Agreement, Buyer shall pay to Seller by cheque a further fully refundable deposit in the amount of US$500,000 (Five Hundred Thousand United States Dollars) (the “Second Deposit”), the receipt of which is hereby acknowledged by the Seller (The First Deposit and the Second Deposit are collectively referred to as “Deposit”). After the execution of this Agreement by both Parties, the Seller shall proceed with the preparation and submission of all necessary documents to the relevant land authorities (the “Land Office”) in order to effectuate (i) the division of the Second Land and issuance of a valid Certificate of Title to the Split Land, and  (ii) the transfer of the Certificates of Title to the First Land and Split Land under the name of the Buyer, including preparation and submission of the Vente Definitive and any other documentation required by the Land Office (collectively the “Transfer Documents”), to Buyer’s sole and entire satisfaction and in accordance with Clauses 4.2, 4.3 and 4.7.

2.3           Balance Payment. Buyer shall pay Seller US$910,000 (Nine Hundred and Ten Thousand United States Dollars) representing the balance of the Purchase Price (the “Balance Payment”) by cheque on the day of delivery to Buyer of the original Certificates of Title for the Land in the name of Buyer and upon completion of the Balance Payment Conditions set out in Clause 3 and of Seller’s obligations in Clause 4 at Buyer’s sole and entire satisfaction.

3.     Balance Payment Conditions and Purchase Date.

3.1.          The Purchase Date of the Land shall occur on the date the Balance Payment is made to Seller, provided Seller’s obligations under Clause 4 have been fulfilled and the following documents or evidence have been provided to Buyer and verified and accepted by Buyer, at Buyer’s sole and entire satisfaction, and in accordance to the provisions of Clause 3.2 (the “Purchase Date”):

(a)   The original Certificates of Title to the First Land and Split Land issued by the Land Office in the name of Buyer, obtained from the Land Office by Buyer’s designated legal adviser, and clear from any liens, encumbrances, restrictions, mortgages, court orders, ongoing or pending disputes, other third party rights (including leases) or claims;

(b)   The original Vente Definitive and any other original documents evidencing the payment of all taxes and processing fees has been paid by Seller for the transfer of the Land to Buyer which are detailed in Clause 5.5;

(c)   Any other documents related to the Land or to its transfer to Buyer, including those described in Clause 4.2 and 4.7; and

(d)   Any other approvals, documents or information related to Seller’s Promises and Guarantees under Clause 6 of this Agreement;

(Collectively, the “Balance Payment Conditions’’)

3.2.          Prior to the completion of all the Balance Payment Conditions, Seller shall send any originals or photocopies of the original documents required in Clause 3.1. to Buyer’s designated legal adviser, at № 33, Street 294 (Corner Street 29), Sangkat Tonle Bassac, Khan Chamkarmon, (PO Box 7), Phnom Penh, Cambodia  (Attention:  Mr.  Frédéric Viou). Upon verification, if all the documents required to be provided to Buyer under the Balance Payment Conditions have been accepted by Buyer at Buyer’s sole and entire satisfaction, and if Seller has complied with all of its obligations, promises or guarantees under this Agreement, Buyer shall then make the Balance Payment by cheque to Seller, upon the Buyer is provided with the original documents listed in Clause 3.1.

3.3.          Seller agrees that it will fulfill its obligations under Clauses 3.1., 3.2., and 4 or its promises and guarantees under Clause 6, with a view to procure that the Purchase Date occurs on or before August 9, 2010 (representing a period of 80 (Eighty) calendar days from the date of signing this Agreement). In the event Seller fails to fulfill the said obligations within the said 80 (Eighty) calendar day period, then Buyer may agree to extend the deadline for Seller to reach the Purchase Date or terminate this Agreement at Buyer’s sole discretion by notice in writing to Seller. In the event that this Agreement is terminated by Buyer in accordance with this Clause for reason that Seller fails to fulfill its obligations, promises or guarantees, the Deposit made (as set forth in Clause 2.1 above) shall be refunded to Buyer by Seller within 10 (Ten) calendar days in accordance with the terms of Clause 9.

3.4.          On the Purchase Date, Buyer and Seller will meet at the office of Buyer’s designated legal adviser at the address as stated in Clause 3.2 above, in order to verify the Balance Payment Conditions are satisfied to Buyer’s sole and entire satisfaction, in which case the Balance Payment shall be made to Seller.

4.             Seller’s Obligations Before Purchase Date. Within 80 (Eighty) calendar days from the date of signing this Agreement, Seller shall:

4.1.          Provide the original Certificates of Title to the First Land and the Second Land to Buyer upon execution of this Agreement and of the Vente Definitive, which Certificates of Title shall be kept in the possession of Buyer’s designated legal adviser until submission to the relevant land office for registration of the Certificates of Title to the First Land and the Split Land in the name of Buyer, or alternatively, until valid termination of this Agreement is made pursuant to Clause 9 and the Deposit paid pursuant to Clause 2.1 is refunded in full to Buyer in accordance with Clause 9.

4.2.         In the presence of the relevant Cambodian officials and at Buyer’s sole and entire satisfaction, execute the Vente Definitive, and execute any other documents and obtain any other necessary approvals related to the transfer of the Land. In particular, Seller shall obtain, and cooperate with Buyer fully in taking all necessary actions to obtain, a court order to recognize the heirs to the Land and approve the transfer of the Land to Buyer should such court order be required by the relevant Cambodian land office, Seller shall also obtain,  and cooperate with Buyer fully in taking all necessary actions to obtain, any Family Council and/or Sangkat approvals or certifications, or any other documents related to recognizing the heirs to the Land and required by the relevant Cambodian land office. All costs and fees related to the foregoing, including court and Sangkat certification fees and costs shall be for the sole account of Seller. Seller shall provide all such required documents to Buyer’s designated legal adviser to submit to the Land Office in order to effectuate the transfer.

4.3.          Fulfill the Balance Payment Conditions and perform all acts required to assist Buyer and the legal adviser of Buyer to procure registration with all required Cambodian governmental bodies of a valid and lawful Certificates of Title to the First Land and the Split Land in the name of Buyer, which Certificates of Title shall be clear from any liens, encumbrances, restrictions, mortgages, court orders, ongoing or pending disputes, other third party rights (including leases) or claims. Seller hereby agrees to allow the legal adviser designated by Buyer to perform the registration of the Certificates of Title to the First Land and the Split Land in the name of Buyer, including submitting to and receiving from the relevant land office all original transfer documents, any other documents that may be required in accordance with Clause 4.2, and the relevant Certificates of Title.

4.4.          Ensure that the Land is vacant and available for the exclusive use and possession of Buyer, and that there are no occupants on the Land on the Purchase Date. Any claims for compensation by any occupants of the Land are the full and final responsibility of Seller. Buyer has no responsibility or liability for any claims for compensation, relocation or housing for previous occupants of the Land.

4.5.          Ensure that all access ways to the Land are available for use by Buyer and that Buyer has access to the Land itself.

4.6.          Ensure the Land is maintained in its present condition from the date of execution of this Agreement to the time of the Purchase Date, including, but not limited to, ensuring that no plants, shrubs, bushes, or trees are cut, cleared or removed from the Land, and that no soil, sand or other earth is removed from the Land after execution of this Agreement and until the Land is transferred to the name of Buyer

4.7.          Pay all appropriate taxes or fees for filing and submitting the Land transfer, including all stamp and registration taxes, transfer fees, transfer tax, and unused land tax.

5.             Buyer’s Obligations Before Purchase Date.  Within 80 (Eighty) calendar days from the date of signing this Agreement, Buyer shall:

Buyer shall use its reasonable endeavours to cooperate with Seller in order to effectuate the completion of all the Balance Payment Conditions.

5.1.          Thumbprint the Vente Definitive and any other documents necessary to cooperate with Seller in order to request the transfer of the Land to Buyer.

5.2.          Upon execution of the Vente Definitive, take all appropriate and reasonable actions to register the Certificates of Title to the First Land and the Split Land in the name of Buyer, including submitting to and receiving from the Land Office all original transfer documents and the Certificates of Title.

6.             Seller’s Promises and Guarantees.  Seller promises, guarantees and warrants that as of the date of the Agreement and up to and including the Purchase Date (unless otherwise specified in the particular promise, guarantee or warranty below):

6.1.          Until the time when the Certificates of Title to the First Land and the Split Land are registered in Buyer’s name by the Land Office and/or the relevant Cambodian authorities, Seller is the sole legal possessor and sole legal owner of the Land. No other person or entity has any ownership or leasehold interest of any kind in the Land.

6.2.          There are no liens, encumbrances, restrictions, mortgages, court orders, ongoing or pending disputes, other third party rights (including leases) or claims with regard to the Land.

6.3.          Seller is not aware of any defects with regard to the Land.

6.4.          Seller has not entered into any agreement to provide rights to third parties on the Land.

6.5.          Seller has not made an application for a construction permit which has been refused.

6.6.          Without prejudice to Seller’s guarantees and warrants under Clauses 6.1, 6.2 and 6.4 above, Seller confirms that it has disclosed to Buyer prior to the entering of this Agreement, all documents and information related to the Land, including any documents showing any third party rights with regard to the Land, such as any security interests, mortgages, tax assessments, charges, pledges, encumbrances, easements, rights of way over the Land, or other third party rights (including leases) or claims.

6.7.          If applicable, Seller has paid to the relevant government authorities all taxes and fees arising from prior ownership, occupation or prior leasing of the Land, which arose on or before the Purchase Date. All taxes and fees related to the transfer of the Land are for the sole account of Seller as detailed in Clause 2.

6.8         Seller shall not dispute or hinder in any way the return to Buyer of the Deposit made in the event of termination of this Agreement in accordance with its terms.

6.9         Seller warrants that the entire Land which is subject to this Agreement can be used by Buyer for any purpose intended or desired by Buyer.

6.10       The Land, including the subsoil and earth below the Land is free from pollution, Unexploded Ordinance (UXO), hazardous waste and other environmental damage at the time of execution of this Agreement and the Land has not been used for the handling, treatment, storage or disposal of any hazardous or toxic substance at any time that Seller has been the owner of the Land.

7.             Buyer’s Promises and Guarantees.  Buyer promises, guarantees and warrants that as of date of signing this Agreement Buyer and the Representative of the Buyer have legal capacity to enter into this Agreement.

8.             Possession and Access.  Buyer shall be entitled to exclusive possession of the Land immediately on the Purchase Date. From the date of execution of this Agreement, Buyer shall be allowed reasonable access to the Land for the purpose of inspection, surveying, measuring, marking boundaries and other purposes for conducting due diligence on the Land.

9.             Termination and Default.

9.1.          If Seller fails to perform any of its obligations, guarantees or promises under this Agreement at Buyer’s sole and entire satisfaction within 80 (Eighty) calendar days from the date of signing this Agreement (“Seller’s Default”), Buyer can at any time upon a default by Seller:

(i)            Terminate this Agreement by written notice to Seller; or

(ii)           Require specific performance from Seller of its obligations under this Agreement; or

(iii)          Extend the time to reach the Purchase Date.

9.2.          If Buyer terminates this Agreement pursuant to subsection (i) above in the case of Seller’s Default, the Deposit made shall be refunded in full within 10 (Ten) calendar days to Buyer, or to any person or entity designated in writing to Seller by Buyer or by the Representative of the Buyer. If Seller fails to return to Buyer within 10 (Ten) calendar days  the Deposit, Seller shall also be responsible for payment of interest on the Deposit to Buyer at the rate of 5% (five percent) per year accruing from the relevant date on which the relevant part of the Deposit was paid (for the avoidance of doubt, the date of payment of the First Deposit was April 28, 2010 and the date of payment of the Second Deposit was the date of this Agreement) until the date when the Deposit has actually been refunded in full to Buyer.

9.3.          No Party is allowed to terminate this Agreement without any breach or default of this Agreement by the other Party.

9.4.          If Buyer terminates this Agreement by written notice to Seller at Buyer’s own option and discretion when there is no Seller’s Default hereunder claimed by Buyer, then Seller may at its own discretion :

(a)            Seek specific performance at Cambodian courts from Seller of its obligations under this Agreement; or

(b)           Forfeit the Deposit made by the Buyer as full and final compensation to Seller for the unlawful termination of this Agreement by Buyer.

9.5.          If Seller terminates this Agreement by written notice to Buyer at Seller’s own option and discretion when there is no Buyer’s default or breach of the terms of this Agreement, then Buyer may at its own discretion :

(a)            Seek specific performance at Cambodian courts from Seller of its obligations under this Agreement; or

(b)           Require Seller to refund the Deposit in accordance with Clause 9.2 above and in which case, Seller shall, as the same time of the said refund of Deposit, pay an additional sum equal to the amount of the Deposit to Buyer as full and final compensation to Buyer for the unlawful termination of this Agreement by Seller.

10.           Notifications.  All notices to be made in writing under this Agreement shall be given in the English and Khmer languages to the following individuals and addresses or such other addresses as the parties may have designated to each other by notice in accordance with this article:

IF TO SELLER:

Mr. VAR Chhouda

Address:        No. 36Z, Phum 3, Sangkat Chroy Changvar, Khan Russey Keo, Phnom Penh, Cambodia.

IF TO BUYER:

DREAMWORLD (TAKEO) INVESTMENT HOLDING LIMITED

Address:        No. 7E Mao Tse Toung Boulevard, Sangkat Boeng Keng Kang 1, Khan Chamcarmon, Phnom Penh, Kingdom of Cambodia

With copy to:

DFDL MEKONG (Buyer’s designated legal adviser)

Address :       No. 33, Street 294 (Corner Street 29), Sangkat Tonle Bassac, Khan Chamkarmon, (PO Box 7), Phnom Penh, Cambodia (Attention :  Mr.  Frédéric Viou)

11.           Joint and Several Responsibility of Seller.  All individuals defined as Seller shall jointly and severally be liable with regard to Seller’s obligations, promises or guarantees under this Agreement and shall indemnify Buyer against any claim, action, proceeding, suit, demand, cost, expense, loss or other liability incurred or suffered by Buyer as a result of exercising or performing this Agreement, unless the foregoing are caused by the willful misconduct or negligence of Buyer.

12.           Indemnification of Claims.  If any person or entity makes any claim to an interest in some or all of the Land, or any claim for any payment related to the Land (such as taxes or fees), and the factual basis for this claim exists at or before the Purchase Date, Seller shall:

12.1.        Fully cooperate with Buyer to defend against such claims, including submission of documents and evidence to court and appearing in court or before other judicial or administrative bodies to give evidence or testimony;

12.2.        Pay for all Buyer’s costs and fees in defending such claims, including legal fees; and

12.3.        Indemnify and reimburse Buyer for all costs and damages, including legal fees, incurred by Buyer in the event such claims are successful in whole or in part, or in the event that Buyer agrees, with Seller’s consent, to settle with the claimant (such consent not to be unreasonably withheld). In the event that any claim is made and settled prior to the Purchase Date, all costs and damages incurred by the Buyer in connection with the settlement of that claim shall be deducted from the Purchase Price.

13.             Payments to Third Parties and Heirs.  In the event any individuals or entities having a legitimate claim on the Land or in relation to the Land prior to the Purchase Date make any legitimate claim for payment of any kind for the Land, for any portion of the Land, or in relation to the Land, the Seller shall be responsible for any and all payments made to these individuals or entities and Buyer shall have no responsibility for payment. The Seller shall notify the Buyer of any such claim.

14.             Succession.  All rights of Buyer under this Agreement shall inure to the benefit of its successors and assigns, and all obligations of Seller shall bind its successors and assigns.

15.             Governing Law and Arbitration.  This Agreement and any Dispute arising under this Agreement shall be governed and construed under the laws of the Kingdom of Cambodia. The Parties agree to try to settle their disputes amicably in the Kingdom of Cambodia. Subject to Clauses 9.4(a) and 9.5(a), any dispute that cannot be settled amicably shall be referred to and finally settled by arbitration under the rules provided by the Commercial Arbitration Law of the Kingdom of Cambodia (the “Rules”) by one or more arbitrators appointed in accordance with the Rules. The arbitration proceedings shall be held in Phnom Penh at the National Arbitration Centre of Cambodia or in such other nearby location as the arbitrators and Parties may agree. The language of the arbitration shall be English. The decision of the arbitrators shall be final and binding on both Parties, who expressly exclude all and any rights of appeal from all and any awards. The Parties agree that neither Party shall attempt to dispute the award of the arbitration tribunal and that judgment upon the award may be entered in any court having jurisdiction over any Party against whom an award has been made, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

16.             Entire Agreement.  This Agreement constitutes the entire agreement of the Parties.  Any prior agreements, oral or written, in conflict with this Agreement shall be null and void.  No modifications of this Agreement shall be effective unless in writing and signed by both Parties.

17.             Severability.  If any of the provisions of this Agreement shall be held invalid or unenforceable, this Agreement shall be construed as if not containing those provisions and the rights and obligations of the Parties to this Agreement shall be construed and enforced accordingly.

18.             Language.  This Agreement and all notices and amendments to it shall be executed in English and Khmer. The English version shall prevail to the extent of any inconsistency between the two versions.

IN WITNESS WHEREOF, Seller, by signing below, and Buyer by signing below, hereby acknowledge and agree to the terms of this Agreement.

Executed as an agreement in 4 (Four) original copies in the English language and 4 (Four) original copies in the Khmer language.

SELLER:	WITNESSES OF SELLER:

/s/ VAR Chlouda
Name: Mr. VAR Chhouda	Name:

/s/ ROEUNG Poau Youlen
Name: Mrs. ROEUNG Poau Youlen	Name:

BUYER:	WITNESS OF BUYER:
DREAMWORLD (TAKEO) INVESTMENT HOLDING LIMITED
By its authorized representative

/s/ CHUNG Yuk Man
Name: Mr. CHUNG Yuk Man	Name:

ANNEX A

Copy of Certificate of Titles

(Attached)